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                                                                     EXHIBIT 5.1

                               [GARDERE & WYNNE, L.L.P. LETTERHEAD APPEARS HERE]

September 30, 1998



Southwest Securities Group, Inc.
1201 Elm Street, Suite 3500
Dallas, Texas 75270

Gentlemen:

We have acted as counsel to Southwest Securities Group, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-8 (the "Registration Statement") of an aggregate of 2,166,800 shares of Common Stock, $0.10 par value ("Common Stock"), of the Company, of which (i) 1,000,000 are authorized for issuance under the Southwest Securities Group, Inc. Stock Option Plan, dated as of September 17, 1996 (the "Option Plan"), (ii) 150,000 are authorized for issuance under the Southwest Securities Group, Inc. 1997 Stock Option Plan, dated as of August 20, 1997 (the "1997 Option Plan"), (iii) 1,000,000 are authorized for issuance under the Southwest Securities Group, Inc. Stock Purchase Plan, dated as of August 20, 1997 (the "Purchase Plan"), and (iv) 16,800 are authorized for issuance pursuant to an Option Agreement between the Company and Larrie A. Weil, dated as of May 25, 1995 (the "Weil Option") (the Option Plan, 1997 Option Plan, Purchase Plan and Weil Option are collectively referred to herein as the "Company Plans").

We have assisted the Company in the preparation of, and are familiar with, the Registration Statement of the Company to be filed with the Securities and Exchange Commission on September 30, 1998 for the registration under the Securities Act of the 2,166,800 shares of Common Stock covered by the Company Plans.

With respect to the foregoing, we have examined and have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, orders, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

Based upon the foregoing, we are of the opinion that the 2,166,800 shares of Common Stock of the Company which from time to time may be issued under the Company Plans in accordance with
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Southwest Securities Group, Inc.
September 30, 1998
Page 2

appropriate proceedings of the Board of Directors of the Company or a committee thereof, when so issued and sold at prices in excess of the par value of the Common Stock, in accordance with the respective provisions of the Company Plans and related agreements entered into by the Company, will be duly and validly authorized and issued by the Company and fully paid and nonassessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,

                                       GARDERE & WYNNE, L.L.P.



                                       By:/s/ DAVID G. MCLANE
                                          -----------------------------------
                                          David G. McLane, Partner